Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Terms used in this Exhibit 99.2 but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meanings given to such terms in the Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2021 and, if not defined in the Form 8-K, in the Proxy Statement/Prospectus (as defined in the Form 8-K) in the section entitled “Frequently Used Terms” beginning on page 1 thereof, and such definitions are incorporated herein by reference.

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the recently completed business combination. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of SPNV and Old Offerpad adjusted to give effect to the business combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and accompanying notes, which are included in the Proxy Statement/Prospectus and incorporated herein by reference:

•

the (a) historical audited financial statements of SPNV as of December 31, 2020 and for the period from August 31, 2020 (inception) to December 31, 2020 and (b) historical unaudited condensed financial statements of SPNV as of and for the six months ended June 30, 2021; and

•

the (a) historical audited consolidated financial statements of Old Offerpad as of and for the year ended December 31, 2020 and (b) historical unaudited condensed consolidated financial statements of Old Offerpad as of and for the six months ended June 30, 2021.

The unaudited pro forma condensed combined financial information should be read together with the sections titled “SPNV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Offerpad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in the Proxy Statement/Prospectus and incorporated herein by reference.

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SPNV will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on:

•	former Old Offerpad stockholders having the largest voting interest in Offerpad Solutions;

•	the board of directors of Offerpad Solutions having 7 members, and Old Offerpad’s former stockholders having the ability to nominate the majority of the members of the board of directors;

•	Old Offerpad management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations;

•	the post-combination company assuming the Offerpad name;

•	Offerpad Solutions maintaining the pre-existing Offerpad headquarters; and

•	the intended strategy of Offerpad Solutions being a continuation of Old Offerpad’s strategy.

Accordingly, the business combination will be treated as the equivalent of Old Offerpad issuing stock for the net assets of SPNV, accompanied by a recapitalization. The net assets of SPNV will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Old Offerpad.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of SPNV as of June 30, 2021 and the historical consolidated balance sheet of Old Offerpad as of June 30, 2021 on a pro forma basis as if the business combination and related transactions, summarized below, had been consummated on June 30, 2021.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited statement of operations of SPNV for the six months ended June 30, 2021 and the historical unaudited condensed consolidated statement of operations of Old Offerpad for the six months ended June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of SPNV for the period from August 31, 2020 (inception) through December 31, 2020 and the historical consolidated statement of operations of Old Offerpad for the year ended December 31, 2020 on a pro forma basis as if the business combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

These unaudited pro forma condensed combined financial information are for informational purposes only. They do not purport to indicate the results that would have been obtained had the business combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Offerpad Solutions will incur additional costs after the business combination in order to satisfy its obligations as an SEC reporting public company.

Description of the Business Combination and Related Transactions

On March 17, 2021, SPNV entered into the Merger Agreement with Old Offerpad, First Merger Sub and Second Merger Sub. Pursuant to the Merger Agreement, First Merger Sub merged with and into Old Offerpad, with Old Offerpad surviving such merger, and Old Offerpad merged with and into Second Merger Sub, with Second Merger Sub surviving such merger. In connection with the Closing, SPNV changed its name to “Offerpad Solutions Inc.”

Concurrently with the execution of the Merger Agreement, SPNV entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have collectively subscribed for 20,000,000 shares of SPNV Class A common stock for an aggregate purchase price equal to $200.0 million. The PIPE Investment was consummated simultaneously with the Closing.

Pursuant to the SPNV Forward Purchase Agreements originally entered in connection with SPNV’s initial public offering, affiliates of Mr. Klabin and Mr. Rascoff, respectively, agreed to purchase an aggregate of 5,000,000 forward purchase units, consisting of one share of SPNV Class A common stock and one-third of one warrant to purchase one share of SPNV Class A common stock, for $10.00 per unit, or an aggregate amount of $50.0 million, in a private placement that closed concurrently with the Closing.

The value of the aggregate equity consideration paid to Old Offerpad’s stockholders and optionholders in the Transactions was $2,250,000,000. At the Closing, each share of common stock and preferred stock of Old Offerpad that was issued and outstanding immediately prior to the effective time of the merger of Old Offerpad and First Merger Sub was cancelled and converted into the right to receive approximately 7.533 shares of Offerpad Solutions common stock. Previous Old Offerpad stockholders and optionholders received an aggregate of 225,000,000 shares of Offerpad Solutions common stock on a fully diluted, net exercise basis.

At the Closing, each option to purchase Offerpad common stock, whether vested or unvested, was assumed and converted into an option to purchase a number of shares of Offerpad Solutions Class A common stock in the manner set forth in the Merger Agreement.

The unaudited pro forma condensed combined financial information reflects SPNV’s stockholders’ approval of the Merger Agreement and the Transactions on September 1, 2021, and that SPNV’s public stockholders holding 36,862,087 shares have elected to redeem their shares prior to the Closing.

The following summarizes the pro forma Offerpad Solutions common stock issued and outstanding immediately after the Closing:

	Pro Forma Combined
Stockholder	Number of Shares	Percentage of Outstanding Shares
Former Old Offerpad equityholders(1)(2)	224,881,802	85.4%
SPNV sponsor and related parties(3)	15,062,500	5.7%
Former SPNV Class A stockholders(4)	3,387,913	1.3%
PIPE Investors	20,000,000	7.6%
Total shares of Offerpad Solutions common stock outstanding at closing of the transaction(1)(2)(5)	263,332,215	100%

(1)

Amount includes 14,816,236 shares of Class B common stock of Offerpad Solutions issued to Brian Bair, the Chief Executive Officer and Founder of the Company, or entities controlled by Mr. Bair, which entitle the holders to 10 votes per share until the earlier of (a) the date that is nine months following the date on which Mr. Bair (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to Offerpad Solutions as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which Mr. Bair or his permitted transferees have transferred, in the aggregate, more than seventy-five (75%) of the shares of Class B common stock that were held by Mr. Bair and his permitted transferees immediately following the Closing.

(2)

Amount presents shares on a fully diluted, net exercise basis. The actual number of outstanding shares of Offerpad Solutions common stock issued to former Old Offerpad equity holders at Closing was 199,894,758 shares.

(3)

Amount includes 10,062,500 shares of Class A common stock of Offerpad Solutions issued upon conversion of outstanding Class B common stock of SPNV, of which 8,058,050 shares were vested as of the Closing and 2,004,450 shares are unvested as of the Closing, and 5,000,000 shares of Class A common stock of Offerpad Solutions purchased by affiliates of SPNV pursuant to forward purchase agreements entered into in connection with the closing SPNV’s initial public offering (“SPNV Forward Purchase Agreements”).

(4)

The underwriters for the SPNV IPO, Jefferies and J.P. Morgan, collectively received approximately $14.1 million of deferred underwriting commissions in connection with the consummation of SPNV’s initial business combination. Based on the actual redemptions, the underwriters received deferred commissions of $4.16 per public share that remains outstanding after the Transactions.

(5)

Stockholders will experience additional dilution to the extent Offerpad Solutions issues additional shares after the Closing. The tables above do not include (i) up to 13,416,640 shares of Offerpad Solutions Class A common stock that will be issuable upon exercise of the public warrants at an exercise price of $11.50 per share, (ii) up to 8,366,667 shares of Offerpad Solutions Class A common stock that will be issuable upon exercise of the private placement warrants and warrants to be purchased as part of the SPNV Forward Purchase at an exercise price of $11.50 per share, (iii) shares of Offerpad Solutions Class A common stock that will be available for issuance under the 2021 Plan, which will initially be equal to 10% of the fully-diluted shares as of the Closing or (iv) shares of Offerpad Solutions Class A common stock that will be available for issuance under the ESPP, which will initially be equal to 1% of the fully-diluted shares as of the Closing. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.

	Number of Shares	Percentage of Outstanding Shares
Total shares of Offerpad Solutions common stock outstanding at closing of the transaction	263,332,215	83.8%
Shares underlying public warrants	13,416,640	4.3%
Shares underlying private placement and SPNV Forward purchase warrants	8,366,667	2.7%
Shares initially reserved for issuance under 2021 Plan(a)	26,333,222	8.4%
Shares initially reserved for issuance under ESPP(a)	2,633,322	0.8%
Total	314,082,066	100%

(a)

The number of shares of Offerpad Solutions Class A common stock available for issuance under the 2021 Plan and the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by amounts described in the Proxy Statement/Prospectus and incorporated herein by reference.

Additionally, subject to the rules of the NYSE, the board of directors of Offerpad Solutions has retained broad authority after the Transactions to issue additional capital stock without obtaining stockholder approval.

The following unaudited pro forma condensed combined balance sheets as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are based on the historical financial statements of SPNV and Old Offerpad. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information that follows will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2021

(in thousands, except par value per share)

	Offerpad (Historical)	SPNV (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$44,560	$283	$402,685	A	$234,984
			200,000	B	—
			50,000	C	—
			(14,088)	D	—
			(36,062)	E	—
			(5,204)	F	—
			(368,795)	K	—
			25,000	M	—
			(63,395)	L	—
Restricted cash	13,341	—	—		13,341
Due from related party	—	8	—		8
Accounts receivable	7,117	—	—		7,117
Inventory	482,860	—	—		482,860
Prepaid expenses and other current assets	13,217	280	(7,468)	E	6,029

Total current assets	561,095	571	182,673		744,339
Property and equipment, net	12,110	—	—		12,110
Other non-current assets	122	—	—		122
Investments held in Trust Account	—	402,685	(402,685)	A	—

TOTAL ASSETS	$573,327	$403,256	$(220,012)		$756,571

	Offerpad (Historical)	SPNV (Historical)	Pro Forma Adjustments		Pro Forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,302	$187	$(187)	F	$5,302
Accrued liabilities	26,606	4,821	(4,821)	F	15,755
			900	N	—
			(910)	L	—
			(10,841)	E	—
Due to related party	—	21	(21)	F	—
Income tax payable	—	7	—		7
Franchise tax payable	—	75	(75)	F	—
Secured credit facilities and notes payable, net - related party	255,344	—	25,000	M	222,920
			(57,424)	L	—
Secured credit facilities and notes payable	234,508	—	(5,061)	L	229,447

Total current liabilities	521,760	5,111	(53,440)		473,431
Deferred legal fees	—	100	(100)	F	—
Deferred underwriting commissions	—	14,088	(14,088)	D	—
Derivative liabilities	—	33,264			33,264

Total liabilities	521,760	52,563	(67,628)		509,695

Commitments and Contingencies
Class A common stock, $0.0001 par value; 34,569 shares subject to possible redemption at $10.00 per share	—	345,693	(345,693)	G	—
Temporary Equity:
Series A convertible preferred stock, 2,789 shares authorized and 2,775 shares issued and outstanding; liquidation preference of $15,099	14,921	—	(14,921)	H	—
Series A-1 convertible preferred stock, 1,448 shares authorized, issued and outstanding; liquidation preference of $7,500	7,470	—	(7,470)	H	—
Series A-2 convertible preferred stock, 1,105 shares authorized, issued and outstanding; liquidation preference of $7,500	7,463	—	(7,463)	H	—
Series B convertible preferred stock, 7,751 shares authorized, issued and outstanding; liquidation preference of $50,000	49,845	—	(49,845)	H	—
Series C convertible preferred stock, 7,529 shares authorized; 5,308 shares issued and outstanding; liquidation preference of $105,750	104,424	—	(104,424)	H	—

	Offerpad (Historical)	SPNV (Historical)	Pro Forma Adjustments		Pro Forma Combined
Stockholders’ Equity:
Common stock, 34,077 shares authorized; $0.00001 par value; 7,920 issued and outstanding	—	—	—	H	—
Preferred stock, $0.0001 par value; 1,000 shares authorized; none issued and outstanding	—	—	—		—
Class A common stock, $0.0001 par value; 100,000 shares authorized; 5,681 shares issued and outstanding (excluding 34,569 shares subject to possible redemption)	—	1	(1)	G	—
Class B common stock, $0.0001 par value; 20,000 shares authorized; 10,063 shares issued and outstanding	—	1	(1)	I	—
Common Stock	—	—	2	B	27
			1	C	—
			4	G	—
			23	H	—
			1	I	—
			(4)	K	—
Treasury stock	(10,650)	—	10,650	H	—
Additional paid in capital	7,653	19,568	199,998	B	380,308
			49,999	C	—
			345,690	G	—
			173,450	H	—
			(9,926)	J	—
			(37,333)	E	—
			(368,791)	K	—
Accumulated deficit	(129,559)	(14,570)	4,644	E	(130,459)
			9,926	J	—
					—
			(900)	N	—

Total stockholders’ equity	51,567	350,693	(152,384)		249,876

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	573,327	403,256	(220,012)		756,571

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020

(in thousands, except per share amounts)

	Year Ended December 31, 2020	For the Period from August 31, 2020 (inception) through December 31, 2020	Pro Forma Adjustments		Pro Forma Combined
	Offerpad (Historical)	SPNV (Historical)
Revenue	$1,064,257	$—	$—		$1,064,257
Cost of revenue	976,478	—	—		976,478

Gross profit	87,779	—	—		87,779

Operating expenses:
Sales, marketing, and operating	76,786	—	—		76,786
General and administrative	17,481	229	61	AA	17,771
Franchise tax expenses	—	61	(61)	AA	—
Technology and development	7,270	—	—		7,270

Total operating expenses	101,537	290	—		101,827

Loss from operations	(13,758)	(290)	—		(14,048)
Interest expense	(10,031)	—	—		(10,031)
Change in fair value of derivative liabilities	—	(24,193)			(24,193)
Financing costs - derivative liabilities	—	(971)	—		(971)
Net gain on investments held in Trust Account	—	79	(79)	CC	—
Other income, net	834	—	—		834

Total other expense, net	(9,197)	(25,085)	(79)		(34,361)

Loss before income taxes	(22,955)	(25,375)	(79)		(48,409)
Income tax expense	(163)	(5)	—	DD	(168)

Net loss	$(23,118)	$(25,381)	$(79)		$(48,577)

Weighted-average shares outstanding of common stock - basic	7,682	48,124			236,957
Weighted-average shares outstanding of common stock - diluted	7,682	48,124			236,957
Basic net loss per share	(3.01)	(0.53)			(0.21)
Diluted net loss per share	(3.01)	(0.53)			(0.21)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2021

(in thousands, except per share amounts)

	Offerpad (Historical)	SPNV (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$662,619	$—	$—		$662,619
Cost of revenue	578,218	—	—		578,218

Gross profit	84,401	—	—		84,401

Operating expenses:
Sales, marketing, and operating	56,671	—	—		56,671
General and administrative	9,871	5,605	99	AA	15,575
			(4,644)	BB	(4,644)
Franchise tax expenses	—	99	(99)	AA	—
Technology and development	4,886	—	—		4,886

Total operating expenses	71,428	5,704	(4,644)		72,488

Income (loss) from operations	12,973	(5,704)	4,644		11,913
Interest expense	(4,175)	—	—		(4,175)
Change in fair value of derivative liabilities	—	16,410			16,410
Net gain on investments held in Trust Account	—	107	(107)	CC	—
Other income, net	248	—	—		248

Total other income (expense)	(3,927)	16,517	(107)		12,483

Net Income (loss) before income taxes	9,046	10,813	4,537		24,396
Income tax expense	(89)	(2)	—	DD	(91)

Net income (loss)	$8,957	$10,811	$4,537		$24,305

Weighted-average shares outstanding of common stock - basic	7,830	50,313			237,782
Weighted-average shares outstanding of common stock - diluted	29,748	50,313			262,842
Basic net income per share	1.14	0.21			0.10
Diluted net income per share	0.30	0.21			0.09

Notes To Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SPNV will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Old Offerpad issuing stock for the net assets of SPNV, accompanied by a recapitalization. The net assets of SPNV will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Old Offerpad.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the business combination and related transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 reflects pro forma effect of the business combination and related transactions as if they had been completed on January 1, 2020. These periods are presented on the basis of Old Offerpad as the accounting acquirer.

The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that we believe are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. We believe that our assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of SPNV and Old Offerpad.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”), operations and financial position of the registrant as an autonomous entity (“Autonomous Entity Adjustments”) and option to present the reasonably estimable synergies and dissynergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We have elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial information. SPNV and Old Offerpad have not had any historical relationship prior to the business combination.

2. Accounting Policies

Following the consummation of the business combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management has identified differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based upon the number of the post-combination company’s shares outstanding, assuming the business combination and related transactions occurred on January 1, 2020.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the business combination and related transactions and has been prepared for informational purposes only.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)

Reflects the reclassification of $402.7 million of cash and cash equivalents held in the trust account at the balance sheet date that became available to fund expenses in connection with the business combination or future cash needs of post-combination company.

(B)	Represents the net proceeds from the private placement of 20,000,000 shares of Offerpad Solutions Class A common stock at $10.00 per share pursuant to the PIPE investment.
(C)	Represents the net proceeds from the issuance and sale of 5,000,000 shares of Offerpad Solutions Class A common stock at $10.00 per share pursuant to the SPNV Forward Purchase Agreements.
(D)	Represents the payment of $14.1 million of deferred underwriters’ fees. The fees were paid at Closing out of the monies in the trust account.
(E)

Represents transaction costs in consummating the business combination and related transactions. Such transaction costs were recorded in additional paid in capital. Classification of transaction costs is as follows:

(in thousands)	Amount
Costs related to issuance of equity
Offerpad
Amounts previously capitalized and paid	1,271
Amounts previously capitalized and not paid	6,197
Amounts expected as part of the Transaction	9,742

Subtotal	17,210

SPNV
Amounts previously incurred but not paid	4,644
Amounts expected as part of the Transaction	15,479

Subtotal	20,123

Grand Total	37,333

(F)	Reflects the settlement of SPNV’s historical liabilities that were settled prior to the consummation of the business combination and thus are not part of the post-combination company.
(G)	Reflects the reclassification of approximately $345.7 million of SPNV Class A common stock subject to possible redemption to permanent equity.
(H)

Represents recapitalization of Offerpad equity and issuance of 224.9 million shares of the post-combination company’s Offerpad Solutions common stock to former Offerpad equityholders as consideration for the reverse recapitalization.

(I)

Reflects the conversion of SPNV Class B common stock held by the initial stockholders of SPNV to SPNV Class A common stock. Pursuant to the terms of the current SPNV certificate of incorporation, all shares of SPNV Class B common stock outstanding prior to the Closing were converted into shares of SPNV Class A common stock at the Closing. All of the shares of SPNV Class B common stock converted into SPNV Class A common stock are no longer outstanding, and each holder of such shares of SPNV Class B common stock no longer has any rights with respect to such securities.

(J)	Reflects the reclassification of SPNV’s adjusted Accumulated deficit.
(K)

Reflects the actual redemption of 36,862,087 public shares for aggregate redemption payments of $368.8 million allocated to Class A Common Stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.00 per share.

(L)	Reflects debt repayments, inclusive of accrued but unpaid interest, made at the Closing.
(M)	Reflects secured term loan proceeds received in August 2021 which were subsequently repaid at Closing.
(N)	Reflects interest incurred after 6/30/21 for debt instruments that were repaid at the Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows:

AA	Reclassification of SPNV franchise tax expenses to general and administrative to conform with Offerpad presentation.
BB	Elimination of non-recurring transaction expenses incurred in connection with the Business Combination.
CC	Elimination of interest income on the trust account.
DD	Does not reflect an adjustment to income tax expense as a result of the pro forma adjustments as Offerpad has historically been in a net loss position and has therefore recorded no income tax expense.

4. Income (loss) per Share

Represents the net income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the business combination and transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the business combination and related transactions have been outstanding for the entire period presented. Holders of Old Offerpad common stock received shares of Offerpad Solutions common stock in an amount determined by application of the Exchange Ratio.

The unaudited pro forma condensed combined financial information has been prepared based on the following information:

(in thousands, except per share amounts)	For the Year Ended December 31, 2020	For the Six Months Ended June 30, 2021
Pro forma net (loss) income	$(48,577)	$24,305
Weighted-average shares outstanding of common stock - basic	236,957	237,782
Weighted-average shares outstanding of common stock - diluted	236,957	262,842
Basic net (loss) income per share	$(0.21)	$0.10
Diluted net (loss) income per share	$(0.21)	$0.09

As a result of the pro forma net loss for the year ended December 31, 2020, the earnings per share amounts exclude the anti-dilutive impact from the following securities:

•	A total of 21,783,307 warrants sold during the SPNV IPO and concurrent private placement and pursuant to the SPNV Forward Purchase Agreements, which are exercisable at $11.50 per share; and

•	27,214,749 Old Offerpad options outstanding as of December 31, 2020, of which 10,474,396 were vested and 16,740,353 were unvested. Quantities assume a 7.533 : 1 conversion rate.